* Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment and those portions have been filed separately with the Securities and Exchange Commission.

INDEPENDENT CONTRACTOR SERVICES AGREEMENT (SALES)

This Independent Contractor Agreement (this “Agreement”) is effective as of the 23 day of, 2009, and is by and between RockHard Laboratories, LLC ("the Company"), and Health and Wellness Partners, Inc. (the “Independent Contractor").

WHEREAS, The Company desires to retain the Independent Contractor as an independent contractor, to sell and promote the Company's products in the State of California, and Independent Contractor desires to be engaged by the Company to provide such services to the Company.

NOW THEREFORE, in consideration for the covenants and promises set forth below, the Company and the Independent Contractor agree to the following terms and conditions:

1.  Services.  Upon the terms and conditions set forth in this Agreement, the Company retains the Independent Contractor to sell and promote the Company's products, and the Independent Contractor agrees to provide such services and the provision of such other services as are requested by the Company from time to time (collectively, the "Services").

2.  Term and Termination.  Retention of the Independent Contractor to perform the Services shall commence on the date hereof and shall continue for one (1) year, and at the end of any term, shall automatically be extended for a successive one (1) year period unless either party gives written notice to the other of their intent not to extend this Agreement not less than two (2) days prior to the end of the current term; provided however, that such term may be terminated at such earlier time designated by either party upon two (2) days written notice, or immediately upon Good Cause. "Good Cause" means conduct amounting to fraud or dishonesty against the Company; independent contractor's material breach of any representation or agreement contained herein; Company's material breach of any representation or agreement contained herein; and/or either party's violation of any applicable laws or regulations. In the event the Agreement terminates by its term, the parties may review the relationship and may thereafter enter into a new Independent Contractor Services Agreement if so desired. In the event the Agreement is not renewed or is otherwise terminated at an earlier time, the Independent Contractor shall only be paid for such services as were performed through the date of termination of the Agreement, or the prorated portion thereof, and no other sums or amounts.

3.  Fees and Expenses.

a.  Service Fee.  In consideration of the Independent Contractor's performance of the Services to the Company, the Independent Contractor will be an Authorized Distributor for RockHard Laboratories (Makers of RockHard Weekend) and have Distributor Pricing (Exhibit Attached).

b.  Expenses.  The Service Fee shall be the sole compensation to Independent Contractor under this Agreement, and the Company shall not reimburse Independent Contractor for any expenses incurred by Independent Contractor for services provided hereunder.

4.  Rights to Sounds and Images

a.  Independent Contractor hereby grants to the Company the irrevocable, unrestricted, and unlimited right and permission to create. produce, use, make derivative works, reproduce, publish, and exhibit in any form, in any medium, whether existing or to be developed, and in any manner whatsoever, any and all sounds, quotations, statements, images, artistic interpretations, photographs, video or audio tapes, digitized sounds or images or other means of reproduction (the "Sounds and Images") of Independent Contractor, Independent Contractor's physical likeness or otherwise taken of independent Contractor, or words and/or statements said, written, or otherwise made by Independent Contractor, during or related in any to the performance of the Services for the Company, without restriction as to purpose or the date of use. Independent Contactor hereby assigns to the Company all copyrights provided under the Copyright Laws of the United States or any other applicable sovereign government that Independent Contractor may have in any such Sounds and Images. If requested by the Company, Independent Contractor agrees to execute any additional documents necessary to effectuate the Company's sole ownership of the Sounds and Images, Including, but not limited to, sole ownership of all copyrights. Independent Contractor also expressly permits the Company to transfer any rights granted in the Sounds and Images to any other party.

b.  Independent Contractor hereby waives any and all rights Independent Contractor may have to inspect or approve any of the finished or unfinished Sounds and Images, or to approve the use made of any such Sounds and Images, so long as they are used for lawful purposes. The Independent Contractor may not set or change any prices on any product lines unless notifying the company first or the contract will be terminated. No Online Merchants may use our products to sell or compete against the Company unless authorized by the company. Our names (e.g. RockHard Weekend, RockHard Laboratories/Distributors) may not be used in any Sponsored Links Online to sell the company products or compete against the Company or this contract is terminated and all Legal Fees and losses are paid by Independent Contractor. All Prices for the products are set by the Company set forth in this contract.

c.  The Independent Contractor agrees they are in good financial standing. The Independent Contractor is responsible financially for all the product the Company turns over to the Independent Contractor for distribution if loss or theft occurs after the product is released out of the Company's hands the Independent Contractor is responsible to replace the cost of the product if not paid for in full.

5.  Non-Disclosure of Confidential Information.  Independent Contractor agrees not to use, disclose or communicate to any person, firm, or corporation any Confidential Information learned by Independent Contractor In the course and scope of performing Services for the Company and for three (3) years following termination of this Agreement, so long as such information remains confidential. “Confidential information" means information not commonly known by or available to the public that the Company treats as confidential, including but not limited to, the identity, preferences, or other practices of any of its customers or clients; customer or mailing lists; information contained in the Company's computer or other systems, including but not limited to, marketing, sales or business plans, presentations or similar work products; financial, accounting, or other data or information; fees charged to customers or clients; contracts, obligations, or negotiations affecting the Company's business: the identity performance or practices of its vendors, subcontractors or suppliers, the rates, prices, commissions, or discounts it obtains or has obtained; sales costs: compensation or benefits paid to employees, and other terms of employment; and other information regarding the Company's employment and business practices not generally known to the public.

6.  No Disclosure of Trade Secrets.  Independent Contractor agrees not to use, disclose or communicate to any person, entity or enterprise, any Trade Secrets learned by Independent Contractor in the course and scope of the performance of Services for the Company pursuant to this Agreement or at any time thereafter, so long as such information remains a trade secret. The definition of a Trade Secret is a matter of state law, but generally means information related to the Company's business which is not commonly known by or available to the public and which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

7.  Compliance with Laws.  Independent Contractor will provide the Services in accordance with federal and state laws and local ordinances. Independent Contractor hereby represents, warrants and covenants to Company that, to the best of Independent Contractor's knowledge (i) the Independent Contractor is not in violation of any laws or regulations which would prohibit the Independent Contractor from legally performing its duties hereunder and (ii) the performance of Independent Contractor's duties hereunder will not result in the violation of any laws or regulations.

a.  Payment of Taxes and Fees.  Independent Contractor will furnish and pay for all taxes, fees, assessments and licenses imposed on the Independent Contractor or the Fee. The Independent Contractor is aware of the federal and state income tax consequences that are applicable to income received by individuals, including the Independent Contractor, as a consequence of the work done in performing the Services.

b.  Non-Discrimination.  Independent Contractor shall not discriminate because of race, color, religion, sex, age, national origin, known handicap or disability or status as a Vietnam era veteran or disabled veteran, and as further defined and prohibited by applicable federal and state government laws, in the recruitment, selection, training, utilization, promotion, termination, or other employment-related activities.

8.  Independent Contractor.  The Company is only interested in the results of the Independent Contractor's performance of the Services. The Independent Contractor shall have sale control of the manner and means of his or her performance responsibilities and provision of services under this Agreement.

a.  Independent Contractor Relationship.  Independent Contractor is entering into this Agreement as, and will continue to be, an independent contractor, and is not and shall not make any claim that he or she is an employee, agent, servant, partner, joint venturer, or representative of the Company. Independent Contractor shall have no authority to transact business, enter into agreements or otherwise make commitments on behalf of the Company unless expressly authorized to do so in writing by the Company. The Independent Contractor shall not engage in any activities that give third parties the impression that Independent Contractor has the actual or apparent authority to bind the Company.

b.  No Benefits.  Independent Contractor shall not be entitled to any benefits accorded to the Company's employees, including, without limitation, worker's compensation, disability Insurance, medical or dental benefits, vacation or sick pay.

c.  Compliance with Company Rules.  Independent Contractor agrees to provide and perform the Services, subject to such policies, procedures, restrictions, rules and regulations as may be established from time to time. Independent Contractor further agrees to indemnify and hold the Company harmless for any claims, demands, suits or the like arising from any activities performed by Independent Contractor that are outside of the specific scope of the services agreed to in this Agreement.

9.  Non-Assignment.  This Agreement is personal in nature and shall in no way be subject to assignment by the Independent Contractor or the Company, except upon the advance written consent of the other party or as otherwise set forth in this Agreement. This Agreement and the rights and obligations of the parties hereto will inure to the benefit of, will be binding upon, and will be enforceable by the Company and the Independent Contractor, and their lawful successors, representatives and permitted assigns.

10.  Choice of Law.  This Agreement will be governed by and construed In accordance with the laws of the State of Georgia, without regard to conflicts of laws principles. Time is of the essence.

11.  Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties in relation to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between the Company and the Independent Contractor regarding the Independent Contractor's engagement by the Company, written or oral. The parties hereto have each negotiated the terms hereof and carefully reviewed this Agreement and the policies and procedures promulgated hereunder.

13.  Waiver; Amendment.  No waiver in any instance by any party of any provision of this Agreement shall be deemed a waiver by such party of such provision in any other instance or a waiver of any other provision hereunder in any instance. This Agreement cannot be modified except in writing signed by the party to be charged.

14. No Third Party Beneficiary Right. This Agreement and its terms and provisions shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted agents.

15. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other and remaining provisions of this Agreement, and that the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be valid and enforceable to the extent such provision is consistent with such law or public policy.

16. Arbitration. Any controversy or claim arising out of or relating to this agreement or the breach of this agreement will be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator maybe entered in any court having jurisdiction over the award.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified above.

INDEPENDENT CONTRACTOR /s/Milton C. Ault	ROCK HARD LABORATORIES, LLC, a Georgia limited liability company
Print Name: Milton C. Ault Address: 15641 Red Hill Ave Suite 200 Tustin, CA 92780 Phone Number: 949-885-7333	By: /s/ Trent A. Broers Print Name: Trent A. Broers Title: President

EXHIBIT A

PRICES

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* The confidential portion has been omitted and filed separately with the Securities and Exchange Commission